EXHIBIT 4(a)

                         UNITED SERVICES ADVISORS, INC.

                      1989 NON-QUALIFIED STOCK OPTION PLAN

                           AS AMENDED DECEMBER 9, 1991



        1. PURPOSE. This 1989 Non-Qualified Stock Option Plan (the "Plan") is intended to provide incentives to directors, officers and employees of United Services Advisors, Inc. (the "Company"), its parent (if any) and any present or future subsidiaries of the Company (collectively, "Related Corporations") as determined by the Company's Board of directors (the "Board of Directors") or the applicable administrator (as described in paragraph 2) to be in the best interests of the Company, by providing such directors, officers and employees with opportunities to purchase the Company's non-voting preferred stock, par value $.05 per share (the "Preferred Stock"), pursuant to options granted hereunder which do not qualify as "incentive stock options" under Section 422A(b) of the Internal Revenue Code of 1986 (the "Option" or "Options").

         Recipients of such Options are hereafter referred to individually as an "Optionee" and collectively as "Optionees". As used herein, the terms "parent" and "subsidiary" mean "parent corporations" and "subsidiary corporation" respectively, as those terms are defined in Section 425 of the Internal Revenue Code of 1986, as amended (the "Code").


        2. ADMINISTRATION OF THE PLAN. The Plan shall be administered by a committee consisting of all the independent outside, non-employee directors of the Company. The administrator shall be referred to as the "Administrators" and individually as the "Administrator." In administering the Plan, the Administrator shall, subject to the terms of the Plan, have the authority to determine the terms and conditions (which need not be identical) of all Options granted, including, but not limited to, (i) the purchase price of the Preferred Stock subject to the Options, (ii) the individuals to whom, and the time or times at which, the Options shall be granted or awarded, (iii) the time or times when each Option shall be exercisable and the duration of the exercise period,
(iv) the number of shares of Preferred Stock to be subject to each Option, (v) whether the purchase price for the shares of Preferred Stock subject to the Options shall be paid in cash or with some other consideration, (vi) when an Option can be exercised and whether in whole or in installments, (vii) whether restrictions such as repurchase options or rights of first refusal are to be imposed on the shares of Preferred Stock subject to the Options, and (viii) the form, terms and provisions of any agreement granting such Options; provided, however, in no event shall either the Board of Directors or the applicable Administrator have the authority to set the purchase price of the Preferred Stock which is subject to an Option at an amount which is less than the fair market value of the Preferred Stock on the date of the grant of the Option. The Administrator shall take whatever actions it deems necessary to ensure that no Option is treated as an "incentive stock option" under Section 422A(b) of the Code and the regulations promulgated thereunder. The grant or authorization of each Option by an Administrator shall be ratified by the Board of Directors if required by applicable state law. The interpretation and construction by the Board of Directors or an Administrator of any provisions of the Plan or of any Option granted under it shall be final; however, such interpretation and construction by an Administrator shall not be final if otherwise determined by the Board of Directors. The Board of Directors or the applicable Administrator may from time to time adopt such rules and regulations for


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carrying  out the Plan as it may deem  best.  No  member  of the  Board  nor any
Administrator shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted under it.

        3. STOCK. The stock subject to Options shall be the authorized but unissued shares of the non-voting preferred stock of the Company, par value $.05 per share (the "Preferred Stock"), or shares of Preferred Stock reacquired by the Company in any manner. The aggregate number of shares of Preferred Stock which may be issued initially pursuant to the Plan is eight hundred thousand (800,000). The number of shares of Preferred Stock authorized for the grant of Options under the Plan shall be subject to adjustment as provided in paragraph
6. If any Option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for nay reason to be exercisable in whole or in part, the unpurchased shares of Preferred Stock subject to such Options shall again be available for grants of Options under the Plan.


        4. GRANTING OF OPTIONS. Options may be granted under the Plan at any time after November 7, 1989. The date of grant of an Option under the Plan will be the date specified by the Administrator at the time such Option is granted; PROVIDED, HOWEVER, that such date shall not be prior to the date on which the Board of Directors or the applicable Administrator acts to approve the grant.

        5. TERMS AND CONDITIONS OF OPTIONS. Options shall be evidenced by instruments (which need not be identical) in such forms as the Board of Directors or the applicable Administrator may from time to time approve. Such instruments shall conform to such terms, conditions and provisions as are applicable hereunder and may contain such other terms and conditions and provisions as the Board of Directors or the applicable Administrator deems advisable which are not inconsistent with the Plan, including restrictions applicable to shares of Preferred Stock issuable upon exercise of Options. An Option shall not be exercised prior to the expiration of six months from the date of grant. An Option may provide for acceleration of exercise in the event of a change in control of the Company, in the discretion of and as defined by the Board of Directors or the applicable Administrator. The Board of Directors or the applicable Administrator may from time to time confer authority and responsibility on one or more of its own members and/or one or more officers of the Company to execute and deliver such instruments. The proper officers of the Company are authorized and directed to take any and all action necessary or advisable from time to time to carry out the terms of such instruments. Notwithstanding anything in this Plan to the Contrary, Options granted pursuant to this Plan shall not be transferrable other than (i) by will or the laws of descent and distribution, or (ii) if authorized by such instruments.


        6. ADJUSTMENTS. Upon the happening of any of the following described events, an Optionee's rights with respect to Options granted to him hereunder, and an Optionee's rights with respect to Preferred Stock to be acquired pursuant to the exercise of such Options, shall be adjusted as hereinafter provided, unless otherwise specifically provided, in addition or to the contrary, in the written agreement between the Optionee and the Company relating to such Option.

              A. In the event shares of Preferred Stock shall be subdivided or combined into a greater or smaller number of shares or if, upon a merger, reorganization, split-up, liquidation, combination, recapitalization or the like of the Company, the shares of Preferred Stock shall be exchanged for other securities of the Company or of another corporation, each Optionee shall be entitled, subject to the

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conditions  herein stated, to purchase such number of shares of other securities of the Company or such other corporation as were exchangeable for the number of shares of Preferred Stock which such Optionee would have been entitled to purchase except for such action, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or exchange.

              B. In the event the Company shall issue any of its shares as a stock dividend upon or with respect to the shares of Preferred Stock, each Optionee upon exercising an Option shall be entitled to receive (for the purchase price paid upon such exercise) the shares of Preferred Stock as to which he is exercising his Option and, in addition thereto (at no additional cost), such number of shares in which such stock dividend or dividends were declared or paid, and such amount of cash in lieu of fractional shares, as he would have received if he had been the holder of the shares of the Preferred Stock as to which he is exercising his Option at all times between the date of grant of such Option and the date of its exercise.

              C. If any person or entity owning restricted Preferred Stock obtained by exercise of an Option made hereunder receives new or additional or different shares or securities ("New Securities") in connection with a corporate transaction described in subparagraph A above or a stock dividend described in subparagraph B above as a result of owning such restricted Preferred Stock, such New Securities shall be subject to all of the conditions and restrictions applicable to the restricted Preferred Stock with respect to which such New Securities were issued.

              D. No adjustments shall be made for dividends paid in cash or in property other than securities of the Company, unless specified to the contrary by the Board of Directors or the applicable Administrator in the instrument evidencing such Option.

              E. No fractional shares shall actually be issued under the Plan. Any fractional shares which, but for this subparagraph E, would have been issued to Optionee pursuant to an Option shall be deemed to have been issued and immediately sold to the Company for their fair market value, and the Optionee shall receive from the Company cash in lieu of such fractional shares.

              F. Upon the happening of any of the foregoing events described in subparagraphs A or B above, the aggregate number of shares of Preferred Stock set forth in paragraph 3 hereof that are subject to Options which previously have been or subsequently may be granted under the Plan shall also be appropriately adjusted to reflect the events described in such subparagraphs. The Board of Directors shall determine the specific adjustments to be made under this paragraph 6 and its determination shall be conclusive.


        7. MEANS OF EXERCISING OPTION. An Option (or any part or installment thereof) shall be exercised as specified in the written instrument granting an Option such Option, which instrument may specify any legal method of exercise. An Option may not be exercised prior to the expiration of six months from the date of grant. An Optionee shall not have the rights of a shareholder with respect to the shares of Preferred Stock covered by an Option until the date of issuance of a stock certificate to him for such shares. Except as expressly provided above in paragraph 6 with respect to changes in capitalization and stock dividends, no adjustment shall be made for dividends or similar rights for which the record date is before the date such stock certificate is issued.



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        8. TERM AND  AMENDMENT  OF PLAN.  This Plan was  adopted by the Board of
Directors on November 13, 1989, effective November 7, 1989. The Board of Directors may terminate or amend the Plan in any respect at any time.

        9. APPLICATION OF FUNDS. The proceeds received by the Company from the sale of shares of Preferred Stock pursuant to Options granted under the Plan shall be added to working capital and used for general corporate purposes.

       10. GOVERNMENTAL REGULATION. The Company's obligation to sell and deliver shares of the Preferred Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such shares. In addition, the Company, in its sole and absolute discretion, may postpone the issuance and delivery of shares of Preferred Stock upon any exercise of an Option until the Company is satisfied that the Company and the Optionee have complied with any applicable state or federal law, rule or regulation, and may require the Optionee to make such representations and furnish such information as it considers necessary, in connection with such issuance and delivery of shares of Preferred Stock, to comply with any applicable state or federal law, rule or regulation.

       11. WITHHOLDING OF ADDITIONAL INCOME TAXES. Upon the exercise of an Option, or any other event in connection with an Option, the Company, in accordance with Section 3402(a) of the Code, may require the Optionee, to pay additional withholding taxes in respect of the amount that is considered compensation includable in such person's gross income.

       12. RIGHT OF COMPANY TO TERMINATE EMPLOYMENT. Nothing contained in the Plan or in any Option shall confer upon any Optionee any right to continue in the employ of the Company or any Related Corporation or interfere in any way with the right of the Company or any Related Corporation to terminate the employment of the Optionee at any time, with or without cause, except as may be otherwise provided in any employment agreement between the Optionee and the Company or any Related Corporation.

       13. GOVERNING LAW; CONSTRUCTION. The validity and construction of the Plan and the instruments evidencing Options shall be governed by the laws of the State of Texas. In construing this Plan, the singular shall include the plural and the masculine gender shall include the feminine and neuter, unless the context otherwise requires.


       14. SAVINGS PROVISIONS. With respect to persons subject to Section 16 of the Securities Exchange Act of 1934; transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or any successor rule promulgated under the Act. To the extent any provision of the Plan or action by the Board or the Administrator fails to so comply, it shall be deemed null and void, and the remaining portion shall be valid to the extent permitted by law and deemed advisable by the Board or the Administrator.




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